Execution Version

AGREEMENT AND PLAN OF MERGER

among

ACF INDUSTRIES HOLDING CORP.,

ARNOS CORP.,

ARNOS SUB CORP.,

HIGH RIVER LIMITED PARTNERSHIP,

BARBERRY CORP.,

XO MERGER CORP.,

and

XO HOLDINGS, INC.

Dated as of July 11, 2011

TABLE OF CONTENT

Page

Section 5.5.	Public Announcements	14

i

TABLE OF CONTENT
(continued)
Page

INDEX OF DEFINED TERMS
Page

ACF	1
Adjusted Outstanding Shares	20
Affiliate	20
Agreement	1
Arnos Sub	1
Base Value	20
beneficially owned	20
Board of Directors	20
Book-Entry Shares	4
Business Day	20
Cash Consideration	2
Certificate of Merger	1
Certificates	4
Closing	1
Closing Date	1
Code	6
Common Stock	2
Company	1
Company Board	1
Company Sale	20
Company Stock Option	3
control	21
Convertible Preferred Stock	10
CVR	2
CVR Consideration	6
CVR Distribution Amount	21
D&O Insurance	13
Delaware Court of Chancery	7
DGCL	1
Dissenting Shares	3
DTC	5
DTC Payment	5
Effective Time	2
Exchange Act	8
Governmental Entity	8
High River	1
Indemnification Agreements	22
Indemnified Parties	12
Information Statement	11
Maturity Date	6
Maturity Date Implied Value Per Share	21
Maturity Date Implied Value Per Share As Converted	22

INDEX OF DEFINED TERMS
(continued)
Page

Maximum Premium	13
Merger	1
Merger Consideration	3
Merger Sub	1
Minority Shares	22
Minority Stockholders	22
Net Proceeds	22
Objection Notice	7
Order	15
Outstanding Shares	23
Parent	1
Parent Consent	11
Paying Agent	4
Permitted Holders	6
Perpetual Preferred Stock	10
Person	23
Relevant Determinations	7
Sale Contract	6
Shares	2
Special Committee	23
Subsidiary	23
Surviving Corporation	1
Tax	23
Tax Allocation Agreement	19
Tax Assets	24
Termination Date	15

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER, dated as of July 11, 2011 (this “Agreement”), among ACF Industries Holding Corp., a Delaware corporation (“ACF”), Arnos Corp., a Delaware corporation (“Arnos”), Arnos Sub Corp., a Delaware corporation (“Arnos Sub”), High River Limited Partnership, a Delaware limited partnership (“High River”), Barberry Corp., a Delaware corporation (“Barberry”, and together with, ACF, Arnos, Arnos Sub and High River, collectively, the “Parent Group”), XO Merger Corp., a Delaware corporation, all of the outstanding capital stock of which is owned by the members of the Parent Group and/or their respective Affiliates (“Merger Sub”), and XO Holdings, Inc., a Delaware corporation (the “Company”).

WHEREAS, the board of directors of the Company (the “Company Board”), acting upon the unanimous recommendation of the Special Committee, has (i) determined that it is in the best interests of the Company and the stockholders of the Company, and declared it advisable, to enter into this Agreement with the Parent Group and Merger Sub providing for the merger (the “Merger”) of Merger Sub with and into the Company in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), upon the terms and subject to the conditions set forth herein and (ii) approved and declared advisable this Agreement and the Merger in accordance with the DGCL;

WHEREAS, the respective board of directors of each member of the Parent Group and Merger Sub has each approved this Agreement and the Merger and declared its advisability; and

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements herein contained, and intending to be legally bound hereby, the Parent Group, Merger Sub and the Company hereby agree as follows:

ARTICLE I
THE MERGER

Section 1.1.      The Merger.  Upon the terms and subject to the conditions of this Agreement and in accordance with the DGCL, at the Effective Time Merger Sub shall be merged with and into the Company.  As a result of the Merger, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation of the Merger (the “Surviving Corporation”).

Section 1.2.      Closing; Effective Time.  Subject to the provisions of Article VI, the closing of the Merger (the “Closing”) shall take place at the offices of Dechert LLP, 1095 Avenue of the Americas, New York, New York, at 10:00 a.m. local time, on the Business Day after the satisfaction or waiver (to the extent permitted by applicable law) of the conditions set forth in Article VI (excluding conditions that by their terms cannot be satisfied until the Closing, but subject to the satisfaction or waiver of those conditions).  The date on which the Closing actually occurs is hereinafter referred to as the “Closing Date.”  At the Closing, the parties hereto shall cause the Merger to be consummated by filing a certificate of merger (the “Certificate of Merger”) with the Secretary of State of the State of Delaware, in such form as required by, and executed in accordance with, the relevant provisions of the DGCL.  The Merger shall become effective at such date and time as the Certificate of Merger is filed with the Secretary of State of the State of Delaware or at such later time (or subsequent date and time) as the Parent Group and the Special Committee (on behalf of the Company) shall agree and specify in the Certificate of Merger.  The date and time at which the Merger becomes effective is referred to in this Agreement as the “Effective Time.”

Section 1.3.      Effects of the Merger.  The Merger shall have the effects set forth herein and in the applicable provisions of the DGCL.  Without limiting the generality of the foregoing and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

Section 1.4.      Certificate of Incorporation; Bylaws.

(a)           At the Effective Time, the Certificate of Incorporation of the Surviving Corporation will be amended and restated at the Effective Time so as to read in the form attached hereto as Exhibit A until thereafter amended as provided by applicable legal requirements.

(b)           At the Effective Time, the Bylaws of the Merger Sub, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation until thereafter amended as provided by applicable legal requirements, the Certificate of Incorporation of the Surviving Corporation and such Bylaws.

Section 1.5.      Directors and Officers.  The directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.  The officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, each to hold office until the earlier of their death, resignation or removal.

ARTICLE II
EFFECTS OF THE MERGER ON THE CAPITAL STOCK OF THE CONSTITUENT CORPORATIONS

Section 2.1.      Conversion of Securities.  At the Effective Time, by virtue of the Merger and without any action on the part of the Parent Group, Merger Sub, the Company or the holders of any of the following securities:

(a)           Each share of common stock, par value $0.01 per share, of the Company (the “Common Stock”) issued and outstanding immediately prior to the Effective Time, other than any shares of Common Stock (“Shares”) described in Section 2.1(b) and any Dissenting Shares, shall be converted into the right to receive (a) one contractual value right (“CVR”), subject to the terms and provisions of Section 2.4, and (b) $1.40 in cash (the “Cash Consideration,” and together with the CVR, “Merger Consideration”) payable to the holder thereof, without interest, in the manner provided in Section 2.3.  All Shares that have been converted into the right to receive the Merger Consideration as provided in this Section 2.1 shall be automatically canceled and shall cease to exist.  If, between the date of this Agreement and the Effective Time, there is any change in the number of outstanding Shares as a result of a reclassification, recapitalization, stock split, stock dividend, subdivision, combination or exchange of shares with respect to, or rights issued in respect of, Shares, the Merger Consideration shall be equitably adjusted accordingly, without duplication, to provide to the holders of Shares the same economic effect as contemplated by this Agreement prior to such event;

(b)           Each share of capital stock of the Company held in the treasury of the Company and each share of capital stock of the Company owned directly or indirectly by Merger Sub, the Parent Group, any entity to whom they transfer their shares, in whole or in part,  or any wholly-owned Subsidiary of the Company immediately prior to the Effective Time (“Canceled Shares”) shall be canceled and shall cease to exist without any conversion thereof and no payment or distribution shall be made with respect thereto;

(c)           Each share of capital stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become validly issued, fully paid and nonassessable shares of capital stock of the Surviving Corporation and shall constitute the only outstanding shares of capital stock of the Surviving Corporation; and

(d)           Such Shares with respect to which appraisal shall have been properly demanded in accordance with Section 262 of the DGCL (“Dissenting Shares”) shall not be converted into the right to receive the Merger Consideration at or after the Effective Time unless and until the holder of such Shares withdraws such holder’s demand for appraisal (in accordance with Section 262(k) of the DGCL) or otherwise becomes ineligible for such appraisal, but rather the holder of Dissenting Shares shall be entitled only to payment of the fair value of such Dissenting Shares in accordance with Section 262 of the DGCL.  If a holder of Dissenting Shares shall withdraw (in accordance with Section 262(k) of the DGCL) the demand for such appraisal or otherwise shall become ineligible for such appraisal, then, as of the Effective Time or the occurrence of such event, whichever last occurs, each of such holder’s Dissenting Shares shall cease to be a Dissenting Share and shall be converted into and represent solely the right to receive the Merger Consideration, without any interest thereon.  At the Effective Time, the Dissenting Shares shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each holder of Dissenting Shares shall cease to have any rights with respect thereto, except such rights provided in the preceding two sentences.

Section 2.2.      Stock Options.  Immediately prior to the Effective Time, each then-outstanding option to purchase Shares (a “Company Stock Option”) granted under any director or employee stock option or compensation plan or arrangement of the Company or otherwise, whether or not vested or exercisable, shall be cancelled and the holder of such Company Stock Option shall not receive any cash payment in respect thereof.  At or prior to the Effective Time, the Board of Directors shall adopt such resolutions and take such actions as are necessary to effectuate the foregoing provisions of this Section 2.2.

Section 2.3.      Surrender of Shares.

(a)           Prior to the Effective Time, the Parent Group shall enter into an agreement (in a form reasonably acceptable to the Special Committee) with a paying agent reasonably acceptable to the Special Committee to act as agent for the stockholders of the Company in connection with the Merger (the “Paying Agent”) to receive the Merger Consideration to which the stockholders of the Company shall become entitled pursuant to Section 2.1.  At or prior to the Effective Time, the Parent Group shall deposit with the Paying Agent sufficient funds to make all payments of the Cash Consideration pursuant to Section 2.1.  Such funds may be invested by the Paying Agent in short term obligations of the United States of America with maturities of no more than 30 days or guaranteed by the United States of America and backed by the full faith and credit of the United States of America.  Any interest or income produced by such investments will be payable to the Surviving Corporation or the Parent Group, as the Parent Group directs.

(b)           Promptly after the Effective Time and in any event not later than the second Business Day following the Effective Time, the Surviving Corporation shall cause to be mailed to each record holder, as of the Effective Time, of an outstanding certificate or outstanding certificates (“Certificates”) that immediately prior to the Effective Time represented outstanding Shares that have converted into the right to receive the Merger Consideration with respect thereto pursuant to Section 2.1(a), a form of letter of transmittal (which shall be in customary form and shall specify that delivery shall be effected, and risk of loss and title to the Certificates held by such person shall pass, only upon proper delivery of Certificates to the Paying Agent) and instructions for use in effecting the surrender of the Certificates.  Upon surrender to the Paying Agent of a Certificate, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration for each Share formerly represented by such Certificate and such Certificate shall then be canceled.  Promptly after the Effective Time and in any event not later than the second Business Day following the Effective Time, the Paying Agent shall issue and deliver to each holder of uncertificated Shares represented by book-entry (“Book-Entry Shares”) a check or wire transfer for the amount of Cash Consideration that such holder is entitled to receive pursuant to Section 2.1(a) of this Agreement in respect of such Book-Entry Shares, without such holder being required to deliver a Certificate or an executed letter of transmittal to the Paying Agent, and such Book-Entry Shares shall then be canceled.  No interest shall be paid or accrued for the benefit of holders of the Certificates or Book-Entry Shares on the Merger Consideration payable in respect of the Certificates or Book-Entry Shares.  In the event of a transfer of ownership of Shares that is not registered in the transfer records of the Company, it shall be a condition of payment that such Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer or such Book-Entry Share shall be properly transferred and that the person requesting such payment shall have paid any transfer and other Taxes required by reason of the payment of the Merger Consideration to a person other than the registered holder of the Certificate or Book-Entry Share surrendered or shall have established to the satisfaction of the Parent Group that such Tax either has been paid or is not applicable.  Until surrendered as contemplated by this Section 2.3(b), each Certificate, other than Certificates representing Dissenting Shares which shall be treated in accordance with Section 2.2(d) and Certificates representing Cancelled Shares which shall be treated in accordance with Section 2.1(b), shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the applicable Merger Consideration as and when contemplated by this Article II, without interest.

(c)           Prior to the Effective Time, the Parent Group and the Company shall cooperate to establish procedures with the Paying Agent and the Depository Trust Company (“DTC”) to ensure that (i) if the Closing occurs at or prior to 11:30 a.m. (New York time) on the Closing Date, the Paying Agent will transmit to DTC or its nominees on the Closing Date an amount in cash in immediately available funds equal to the number of Shares (other than Cancelled Shares) held of record by DTC or such nominee immediately prior to the Effective Time multiplied by the Cash Consideration (such amount, the “DTC Payment”), and (ii) if the Closing occurs after 11:30 a.m. (New York time) on the Closing Date, the Paying Agent will transmit to DTC or its nominees on the first Business Day after the Closing Date an amount in cash in immediately available funds equal to the DTC Payment.

(d)           At any time following the date that is six (6) months after the Effective Time, the Parent Group shall be entitled to require the Paying Agent to deliver to it any funds (including any interest received with respect thereto) that have been made available to the Paying Agent and that have not been disbursed to holders of Certificates and Book-Entry Shares and thereafter such holders shall be entitled to look to the Parent Group and the Surviving Corporation (subject to abandoned property, escheat or other similar laws) only as general creditors thereof with respect to the Merger Consideration payable upon due surrender of their Certificates and Book-Entry Shares.  The Surviving Corporation shall pay all charges and expenses, including those of the Paying Agent, in connection with the exchange of Shares for the Merger Consideration.  Notwithstanding any provision of this Agreement to the contrary, none of the parties hereto, the Surviving Corporation or the Paying Agent shall be liable to any person for Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.  All cash paid upon the surrender of Certificates and the rights under the CVRs in accordance with the terms of this Article II shall be deemed to be in full satisfaction of all rights pertaining to the Shares formerly represented by such Certificates.

(e)           After the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of Shares that were outstanding prior to the Effective Time.  If, after the Effective Time, Certificates are presented to the Surviving Corporation for transfer such Certificates shall be canceled and exchanged for the consideration provided for, and in accordance with the procedures set forth, in this Article II.

(f)           Notwithstanding anything in this Agreement to the contrary,  the Parent Group, the Surviving Corporation and the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement any amount as may be required to be deducted and withheld with respect to the making of such payment under applicable Tax laws.  To the extent that amounts are so withheld by  the Parent Group, the Surviving Corporation or the Paying Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of Shares in respect of whom such deduction and withholding was made by the Parent Group or the Paying Agent.

(g)           In the event that any Certificate shall have been lost, stolen or destroyed, upon the holder’s compliance with the replacement requirements established by the Paying Agent, including, if necessary, the posting by the holder of a bond in customary amount as indemnity against any claim that may be made against it or the Surviving Corporation with respect to the Certificate, the Paying Agent will deliver in exchange for the lost, stolen or destroyed Certificate the applicable Merger Consideration payable in respect of the Shares represented by such Certificate pursuant to this Article II.

Section 2.4.      CVRs.

(a)           The CVRs will be uncertificated contract rights and will be non-assignable and non-transferable by any holder thereof, except with respect to such rights as required by any applicable community property laws or laws of descent and distribution.

(b)           The CVRs will become effective at the Effective Time and will expire at 11:59 p.m. New York City time on the earlier of (i) July 11, 2012 and (ii) the consummation of a Company Stock Sale or a Company Merger (the earlier of such dates, the “Maturity Date”).  However, if after the Effective Time and prior to July 11, 2012, the Surviving Corporation or any of its Affiliates (the “Permitted Holders”) enters into a definitive agreement providing for a Company Sale (a “Sale Contract”), the Maturity Date shall not be the date specified in the sentence above, but shall be the later of (i) July 11, 2012 and (ii) the date the Company Sale pursuant to such Sale Contract is consummated or terminated.

(c)           If there is consummated after the Effective Time and on or before the Maturity Date one or more Company Sales which result in a CVR Distribution Amount greater than zero (0), then, following the Maturity Date, the Parent Group will deposit, or cause to be deposited, with the Paying Agent for payment, subject to any applicable withholding taxes, pro rata to each holder of a CVR, an amount per CVR (the “CVR Consideration”) equal to such CVR Distribution Amount and upon such deposit, subject solely to Section 2.4(e), the CVRs shall be automatically cancelled and be of no further force or effect and no further consideration shall be deliverable by the Parent Group in respect thereof.

(d)           If, on the Maturity Date, (i) no Company Sale has been consummated following the Effective Time and on or prior to the Maturity Date, or (ii) if one or more Company Sales has been consummated following the Effective Time and on or prior to the Maturity Date, and the CVR Distribution Amount is zero (0) or less, the CVRs shall automatically terminate and be of no further force or effect and no consideration shall be deliverable in respect thereof.

(e)           All computations and determinations relating to the CVRs shall be made by the Parent Group in good faith.  Promptly after the Maturity Date, the Parent Group shall notify holders of CVRs in writing of  the Parent Group’s determination as to (i) whether any Company Sale occurred after the Effective Time and on or before the Maturity Date, (ii) the aggregate amount of any Net Proceeds received in respect thereof, (iii) the amount (if any) of any resulting CVR Distribution Amount, and (iv) the amount of CVR Consideration (if any) due and payable to CVR holders under this Agreement ((i) through (iv) collectively, the “Relevant Determinations”).  Following such notice, CVR holders shall have 90 days to communicate to the Parent Group in writing any objections to  the Parent Group’s determination of the Relevant Determinations; provided, that, a CVR holder may object to the Parent Group’s determinations only (A) on the basis that  the Parent Group’s determinations, including determinations regarding fair market value in the definition of “Net Proceeds” being made in good faith, were not made in accordance with the terms hereof, (B) to the extent that, if such holder’s objection was upheld, the Parent Group would be required to pay an aggregate of at least $200,000 more in CVR Consideration than according to the Parent Group’s determinations and (C) if the bases for such holder’s objection are specified in writing and in reasonable detail (such writing, an “Objection Notice”).  If the Parent Group receives one or more Objection Notices, then the Parent Group and the CVR holders who delivered such Objection Notice shall discuss the objections set forth therein in good faith and the Parent Group agrees, and each CVR holder by accepting a CVR agrees, to use all reasonable efforts to ensure that any final resolution of such objections will be applicable to, and binding on, all CVR holders (and not only those CVR holders who objected to Parent Group’s determinations).  If additional amounts are paid in settlement of one or more Objection Notices, then all objecting and non-objecting CVR holders shall, to the extent practicable, be treated equally by the Parent Group and receive the same amount and form of consideration as the objecting CVR holders, based on and in proportion to the number of CVRs held by each such holder.  If any such objections are not resolved by the date that is 150 days after the Maturity Date, then the Parent Group and the CVR holders shall submit the matter to the Court of Chancery of the State of Delaware (the “Delaware Court of Chancery”).

(f)           The holder of a CVR will not be entitled to any of the rights of a stockholder in the Parent Group or the Surviving Corporation or any of their respective Affiliates (including, without limitation, voting and dividend rights).  None of the Parent Group or any of its Affiliates or Subsidiaries shall be liable to any person in respect of any CVR Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

(g)           BY ACCEPTING A CVR, EACH CVR HOLDER HEREBY (I) IRREVOCABLY WAIVES ANY RIGHTS TO TRIAL BY JURY IN ANY LEGAL PROCEEDING RELATED TO THE CVRS, (II) CONSENTS TO SUBMIT TO THE PERSONAL JURISDICTION OF THE DELAWARE COURT OF CHANCERY AND ANY STATE APPELLATE COURT THEREFROM WITHIN THE STATE OF DELAWARE (UNLESS THE DELAWARE COURT OF CHANCERY SHALL DECLINE TO ACCEPT JURISDICTION OVER A PARTICULAR MATTER, IN WHICH CASE, IN ANY FEDERAL COURT LOCATED WITHIN THE STATE OF DELAWARE), IN THE EVENT ANY DISPUTE ARISES OUT OF THE CVRS OR ANY OF THE TRANSACTIONS CONTEMPLATED BY THE CVRS, (III) AGREES NOT TO ATTEMPT TO DENY OR DEFEAT SUCH PERSONAL JURISDICTION BY MOTION OR OTHER REQUEST FOR LEAVE FROM ANY SUCH COURT, (IV) AGREES NOT TO BRING ANY ACTION RELATING TO THE CVRS OR ANY OF THE TRANSACTIONS CONTEMPLATED BY THE CVRS IN ANY COURT OTHER THAN SAID COURTS OF THE STATE OF DELAWARE AS DESIGNATED ABOVE, AND (V) CONSENTS TO SERVICE BEING MADE THROUGH THE NOTICE PROCEDURES SET FORTH IN SECTION 8.2.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to the Parent Group and Merger Sub that:

Section 3.1.      Organization; Authority.  Each of the Company and its Subsidiaries is an entity duly organized and validly existing under the laws of the jurisdiction of its organization.  The Company has all necessary corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby.  The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action, including the authorization and approval by the Company Board, acting on the unanimous recommendation of the Special Committee, and, upon receipt of the Parent Group Consent (as defined in Section 5.1) immediately following the execution of this Agreement, no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions so contemplated (other than the filing with the Secretary of State of the State of Delaware of the Certificate of Merger as required by the DGCL).  This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery hereof by  the Parent Group and Merger Sub, constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, and general equitable principles (whether considered in a proceeding in equity or at law).

Section 3.2.      No Conflict; Required Filings and Consents.  Assuming the accuracy of the representations and warranties contained in Section 4.2 hereof, the execution, delivery and performance of this Agreement by the Company and the consummation of the Merger by the Company do not and will not require any material consent, approval, authorization or permit of, action by, filing with or notification to, any governmental or regulatory (including stock exchange) authority, agency, court or other judicial body, commission or other governmental body (each, a “Governmental Entity”), except for (i) applicable requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the rules and regulations promulgated thereunder (including the filing of the Information Statement) and state securities and “blue sky” laws, (ii) the filing with the Secretary of State of the State of Delaware of the Certificate of Merger as required by the DGCL and (iii) any such consent, approval, authorization, permit, action, filing or notification the failure of which to make or obtain would not prevent or materially delay the Company from performing its obligations under this Agreement in any material respect.

Section 3.3.      Information Statement.  None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in the Information Statement will, at the date it is first mailed to the stockholders of the Company, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

Section 3.4.      Fairness Opinion.  The Special Committee has received the written opinion of J.P. Morgan Securities LLC, financial advisor to the Special Committee, dated July 11, 2011, addressed to the Special Committee and to the Company Board, that, based upon and subject to the factors and assumptions set forth therein, the Cash Consideration to be paid to the Minority Stockholders in the Merger is fair, from a financial point of view, to the Minority Stockholders, and a copy of such opinion will promptly be provided to  the Parent Group, solely for informational purposes, following receipt thereof by the Company.

Section 3.5.      Brokers and Other Advisors.  Except for J.P. Morgan Securities LLC, the fees and expenses of which will be paid by the Company, no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission, or the reimbursement of expenses in connection therewith, in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Special Committee, the Company or any of its Subsidiaries.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF  THE PARENT GROUP AND MERGER SUB

The Parent Group and Merger Sub hereby, jointly and severally, represent and warrant to the Company that:

Section 4.1.      Organization; Authority.  Each member of the Parent Group and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated.  The Parent Group owns beneficially and of record all of the outstanding capital stock of Merger Sub free and clear of all security interests, liens, claims, pledges, agreements, limitations in voting rights, charges or other encumbrances of any nature whatsoever.  Each member of the Parent Group and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby.  The execution, delivery and performance of this Agreement by each member of the Parent Group and Merger Sub and the consummation by each member of the Parent Group and Merger Sub of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action by the boards of directors of the Parent Group and Merger Sub and, upon receipt of the Parent Group Consent immediately following execution of this Agreement, will be duly and validly authorized by all necessary actions by the Parent Group as the stockholders of Merger Sub, and no other corporate proceedings on the part of the Parent Group or Merger Sub or such Affiliates are necessary to authorize this Agreement, to perform their respective obligations hereunder, or to consummate the transactions contemplated hereby.  This Agreement has been duly and validly executed and delivered by each member of the Parent Group and Merger Sub and, assuming due authorization, execution and delivery hereof by the Company, constitutes a legal, valid and binding obligation of each member of the Parent Group and Merger Sub enforceable against each member of the Parent Group and Merger Sub in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, or general equitable principles (whether considered in a proceeding in equity or at law).

Section 4.2.      No Conflict; Required Filings and Consents.  The execution, delivery and performance of this Agreement by each member of the Parent Group and Merger Sub and the consummation of the transactions contemplated hereby by each member of the Parent Group and Merger Sub do not and will not require any consent, approval, authorization or permit of, action by, filing with or notification to, any Governmental Entity including, but not limited to, the Federal Communications Commission or under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, except for (i) the applicable requirements, if any, of the Exchange Act and the rules and regulations promulgated thereunder, and state securities, takeover and “blue sky” laws, (ii) the filing with the Secretary of State of the State of Delaware of the Certificate of Merger as required by the DGCL and (iii) any such consent, approval, authorization, permit, action, filing or notification the failure of which to make or obtain would not materially delay the Parent Group and Merger Sub from performing their obligations under this Agreement in any material respect.

Section 4.3.      Ownership.  As of the date hereof, the Parent Group collectively owns 113,410,769 shares of the Common Stock, all of the outstanding shares of the Company’s 7.00% Class B Convertible Preferred Stock, par value $0.01 per share (the “Convertible Preferred Stock”), and all of the outstanding shares of the Company’s 9.50% Perpetual Preferred Stock, par value $0.01 per share (the “Perpetual Preferred Stock”).

Section 4.4.      Information Statement.  None of the information supplied or to be supplied by the Parent Group or Merger Sub for inclusion or incorporation by reference in the Information Statement will, at the date it is first mailed to the stockholders of the Company, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

Section 4.5.      Merger Sub.  Merger Sub is a special purpose company owned solely by current affiliated stockholders of the Company (in the same proportionate ownership as they own Company stock on the Closing Date) that was formed solely to effectuate the acquisition of all the stock of the Company held by persons other than the shareholders of Merger Sub.  Merger Sub has not been and will not be used for any other purpose; provided, that if requested by the Parent Group and consented to by the Special Committeer, Company stock currently owned by the stockholders of Merger Sub shareholders may be contributed to Merger Sub.

ARTICLE V
ADDITIONAL AGREEMENTS

Section 5.1.      Parent Group Written Consents.  Immediately following the execution and delivery of this Agreement by the parties hereto, the members of the Parent Group shall execute and deliver, in accordance with Section 228 of the DGCL, written consents adopting the Agreement and approving the transactions contemplated hereby (i) in their capacity as the stockholders of Merger Sub and (ii) in their capacity as the majority stockholders of the Company (the “Parent Group Consent”).

Section 5.2.      Information Statement.  As soon as reasonably practicable following the date of this Agreement but in no event later than three (3) Business Days following the date of this Agreement, the Company shall, with the assistance of the Parent Group, prepare and file with the SEC an information statement of the type contemplated by Rule 14c-2 promulgated under the Exchange Act related to the Merger and this Agreement (such information statement, including any amendment or supplement thereto, the “Information Statement”).  The Parent Group, Merger Sub and the Company will cooperate with each other in the preparation of the Information Statement.  Without limiting the generality of the foregoing, each of the Parent Group and Merger Sub will furnish to the Company the information relating to it required by the Exchange Act and the rules and regulations promulgated thereunder to be set forth in the Information Statement.  The Company shall use its reasonable best efforts to resolve all SEC comments with respect to the Information Statement as promptly as reasonably practicable after receipt thereof and to have the Information Statement cleared by the staff of the SEC as promptly as reasonably practicable after such filing.  Each of the Parent Group, Merger Sub and the Company agrees to correct any information provided by it for use in the Information Statement which shall have become false or misleading.  The Company shall as soon as reasonably practicable notify the Parent Group and Merger Sub of the receipt of any comments from the SEC with respect to Information Statement and any request by the SEC for any amendment to the Information Statement or for additional information and shall provide the Parent Group with copies of all such comments and correspondence.  Prior to filing or mailing the Information Statement (or any amendment or supplement thereto) or responding to any comments of the SEC (or the staff of the SEC) with respect thereto, the Company shall provide the Parent Group a reasonable opportunity to review and to propose comments on such document or response and shall consider the Parent Group’s comments in good faith.  Promptly after the Information Statement has been cleared by the SEC or after 10 calendar days have passed since the date of filing of the preliminary Information Statement with the SEC without notice from the SEC of its intent to review the Information Statement, the Company shall promptly file with the SEC the Information Statement in definitive form as contemplated by Rule 14c-2 promulgated under the Exchange Act substantially in the form previously cleared or filed with the SEC, as the case may be, and mail a copy of the Information Statement to each of its stockholders.

Section 5.3.      Directors’ and Officers’ Indemnification and Insurance.

(a)           Without limiting any additional rights under any existing agreement or arrangement, from the Effective Time through the sixth anniversary of the date on which the Effective Time occurs, the Parent Group shall, and shall cause the Surviving Corporation to, indemnify and hold harmless each present (as of the Effective Time) and former officer and director of the Company and its Subsidiaries (the “Indemnified Parties”), against all claims, losses, liabilities, damages, judgments, inquiries, fines and reasonable fees, costs and expenses, including attorneys’ fees and disbursements (collectively, “Losses”), incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to (i) the fact that an Indemnified Party is or was an officer or director of the Company or any of its Subsidiaries or (ii) matters existing or occurring at or prior to the Effective Time (including this Agreement and the transactions and actions contemplated hereby), whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent permitted under applicable law.  In the event of any such claim, action, suit, proceeding or investigation, (A) each Indemnified Party will be entitled to advancement of expenses incurred in the defense of any claim, action, suit, proceeding or investigation from the Surviving Corporation within ten (10) Business Days of receipt by the Parent Group or the Surviving Corporation from the Indemnified Party of a request therefor, (B) neither Parent Group nor the Surviving Corporation shall settle, compromise or consent to the entry of any judgment in any proceeding or threatened action, suit, proceeding, investigation or claim (and in which indemnification could be sought by such Indemnified Party hereunder), unless such settlement, compromise or consent includes an unconditional release of such Indemnified Party from all liability arising out of such action, suit, proceeding, investigation or claim or such Indemnified Party otherwise consents, and (C) each of the Surviving Corporation and the Indemnified Party shall cooperate in the defense of any such matter.  The Parent Group or the Surviving Corporation shall have the right, but not the obligation, to assume and control the defense of any threatened or actual claim, action, suit, proceeding or investigation relating to any acts or omissions covered under this Section 5.3 unless there is a conflict of interest between the Parent Group and the Surviving Corporation, on the one hand, and the applicable Indemnified Party, on the other; provided, that, prior to any such assumption and control, the party assuming control of such defense shall provide to the applicable Indemnified Party a written undertaking reaffirming its obligations hereunder, under the organizational documents of the Company and the Surviving Corporation to indemnify such party against any and all Losses relating thereto or resulting therefrom.

(b)           The certificate of incorporation and bylaws of the Surviving Corporation shall contain provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of former or present directors and officers than are set forth in the Company’s Certificate of Incorporation and Bylaws, which provisions shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would adversely affect the rights thereunder of any such individuals.

(c)           Prior to the Effective Time, the Company shall and, if the Company is unable to, the Parent Group shall cause the Surviving Corporation as of the Effective Time to, obtain and fully pay the premium for the extension of (i) the directors’ and officers’ liability coverage of the Company’s existing directors’ and officers’ insurance policies, and (ii) the Company’s existing fiduciary liability insurance policies, in each case for a claims reporting or discovery period of at least six years from and after the Effective Time from an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to directors’ and officers’ liability insurance and fiduciary liability insurance (collectively, “D&O Insurance”) with terms, conditions, retentions and limits of liability that are at least as favorable, in the aggregate, as the Company’s existing policies with respect to any actual or alleged error, misstatement, misleading statement, act, omission, neglect, breach of duty or any matter claimed against a director or officer of the Company or any of its Subsidiaries by reason of him or her serving in such capacity that existed or occurred at or prior to the Effective Time (including in connection with this Agreement or the transactions or actions contemplated hereby); provided, however, that, if the annual premium for such insurance shall exceed 300% of the current annual premium (such 300% threshold, the “Maximum Premium”), then the Company or the Parent Group, as applicable, shall provide or cause to be provided a policy for the applicable individuals with the best coverage as shall then be available at an annual premium not in excess of the Maximum Premium.  If the Company and the Surviving Corporation for any reason fail to obtain such “tail” insurance policies as of the Effective Time, the Surviving Corporation shall, and the Parent Group shall cause the Surviving Corporation to, continue to maintain in effect for a period of at least six years from and after the Effective Time the D&O Insurance in place as of the date hereof with terms, conditions, retentions and limits of liability that are at least as favorable, in the aggregate, as provided in the Company’s existing policies as of the date hereof, or the Surviving Corporation shall, and the Parent Group shall cause the Surviving Corporation to, use reasonable best efforts to purchase comparable D&O Insurance for such six-year period with terms, conditions, retentions and limits of liability that are at least as favorable, in the aggregate, as provided in the Company’s existing policies as of the date hereof; provided, however, in each case, that, if the annual premium for such insurance shall exceed the Maximum Premium, then the Company or the Parent Group, as applicable, shall provide or cause to be provided a policy for the applicable individuals with the best coverage as shall then be available at an annual premium not in excess of the Maximum Premium.

(d)           Notwithstanding anything herein to the contrary, if any claim, action, suit, proceeding or investigation (whether arising before, at or after the Effective Time) is made against any Indemnified Party on or prior to the sixth anniversary of the Effective Time, the provisions and benefits of this Section 5.3 shall continue in full effect until the final disposition of such claim, action, suit, proceeding or investigation.

(e)           This covenant is intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties and their respective heirs and legal representatives.  The indemnification provided for herein shall not be deemed exclusive of any other rights to which an Indemnified Party is entitled, whether pursuant to law, contract or otherwise, including, but not limited to, those under the Indemnification Agreements.

(f)           In the event that the Surviving Corporation or the Parent Group or any of their respective successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or a majority of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Surviving Corporation or the Parent Group, as the case may be, shall succeed to the obligations set forth in this Section 5.3.

Section 5.4.      Further Action; Efforts.  Upon the terms and subject to the conditions of this Agreement, each of the parties shall use its commercially reasonable best efforts to (i) take, or cause to be taken, all actions and to do, or cause to be done, and cooperate with each other in order to do, all things necessary, proper or advisable to consummate the transactions contemplated by this Agreement as soon as practicable and (ii) do all things necessary, proper or advisable under applicable laws and regulations to consummate the Merger and the other transactions contemplated by this Agreement at the earliest practicable date, including: (A) causing the preparation and filing of all forms, registrations and notices required to be filed to consummate the Merger; (B) defending all lawsuits and other proceedings by or before any Governmental Entity challenging this Agreement or the consummation of the Merger; and (C) using commercially reasonable best efforts to prevent the entry of any court order, and to have vacated, lifted, reversed or overturned any injunction, decree, ruling, order or other action of any Governmental Entity that would prevent, prohibit, restrict or delay the consummation of the transactions contemplated by this Agreement.  Each of the parties hereto agrees to treat the receipt of the Merger Consideration in exchange for shares of Company stock pursuant to the Merger as a taxable sale and purchase of Company stock for income tax purposes.  With respect to any potential withholding tax under Section 1445 of the Internal Revenues Code of 1986, as amended (the “Code”), the parties hereto intend to rely on the exemption from such withholding tax pursuant to Code Section 897(c)(3) with respect to stockholders who beneficially own Common Stock representing less than five percent (5%) ownership in the Company.  Promptly after the date hereof, the Company will make a determination as to whether the Company is able to supply a certificate in accordance with Treas. Reg. §1.1445-2(c)(3) that the Company is not a United States real property holding corporation so that no withholding will be required under Code Section 1445.  Notwithstanding the foregoing, except as otherwise expressly provided by this Agreement, none of the parties hereto nor any of their respective Affiliates shall be obligated to make any payments or otherwise pay any consideration to any third party to obtain any applicable consent, waiver, settlement or approval in order to consummate the transactions contemplated hereby.

Section 5.5.      Public Announcements.  Unless and until the earlier of (a) the termination of this Agreement and (b) the Effective Time, the Company and the Parent Group will consult with and provide each other the reasonable opportunity to review and comment upon any press release or other public statement or comment prior to the issuance of such press release or other public statement or comment relating to this Agreement or the transactions contemplated herein and shall not issue any such press release or other public statement or comment prior to such consultation except as such party may be advised by its legal counsel is required by applicable law or by obligations pursuant to any listing agreement with any national securities exchange.  The Parent Group and the Company agree that the press release announcing the execution and delivery of this Agreement shall be a joint release of the Parent Group and the Company.

Section 5.6.      Notification of Certain Matters.  The Company shall give prompt notice to the Parent Group, and the Parent Group shall give prompt notice to the Company, of (a) any notice or other communication received by such party from any Governmental Entity in connection with the Merger or the other transactions contemplated hereby or from any person alleging that the consent of such person is or may be required in connection with the Merger or the other transactions contemplated hereby, if the subject matter of such communication or the failure of such party to obtain such consent could be material to the Company, the Surviving Corporation or the Parent Group or (b) any actions, suits, claims, investigations or proceedings commenced or, to such party’s knowledge, threatened against, relating to or involving or otherwise affecting such party or any of its Subsidiaries or Affiliates which relate to the Merger or the other transactions contemplated hereby.

Section 5.7.      Obligations of Merger Sub.  The Parent Group shall take all action necessary to cause Merger Sub and the Surviving Corporation to perform their respective obligations under this Agreement.

ARTICLE VI
CONDITIONS OF MERGER

Section 6.1.      Conditions to Each Party’s Obligation to Effect the Merger.  The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver at or prior to the Effective Time of each of the following conditions:

(a)           Distribution of Information Statement.  The Information Statement shall have been sent to stockholders (in accordance with Regulation 14C of the Exchange Act) at least 20 calendar days prior to the Closing.

(b)           Orders.  As of the Closing, no court or other Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered: (i) any law (whether temporary, preliminary or permanent), rule or regulation (collectively, a “Law”); or (ii) any decree, order, judgment, injunction, temporary restraining order or other order (whether temporary, preliminary or permanent) in any suit or proceeding (collectively, an “Order”), that in either case, restrains, enjoins or otherwise prohibits consummation of the Merger.

Section 6.2.      Frustration of Closing Conditions.  None of the Company, the Parent Group or Merger Sub may rely on the failure of any condition set forth in Section 6.1, to be satisfied to excuse such party’s obligation to effect the Merger if such failure was caused by such party’s failure to use the standard of efforts required from such party to consummate the Merger and the other transactions contemplated by this Agreement.

ARTICLE VII
TERMINATION, AMENDMENT AND WAIVER

Section 7.1.      Termination by Mutual Consent.  This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by the mutual written consent of the Special Committee and the Parent Group.

Section 7.2.      Termination by Either the Parent Group or Special Committee.  This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, by the Special Committee or the Parent Group if (a) the Merger shall not have been consummated by December 1, 2011 (such date the “Termination Date”); or (b) any Law or Order permanently restraining, enjoining or otherwise prohibiting consummation of the Merger shall become final and non-appealable, provided, that the right to terminate this Agreement pursuant to this Section 7.2 shall not be available to any party that has breached in any material respect its obligations under this Agreement in any manner that shall have been the principal cause of the failure of the consummation of the Merger.

ARTICLE VIII
GENERAL PROVISIONS

Section 8.1.      Non-Survival of Representations, Warranties, Covenants and Agreements.  None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants and agreements, shall survive the Effective Time, except for (a) those covenants and agreements contained herein to the extent that by their express terms apply or are to be performed in whole or in part after the Effective Time and (b) those contained in this Article VIII.

Section 8.2.      Notices.  All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by facsimile, by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a)	if to the Parent Group or Merger Sub:

c/o Icahn Associates Corp.
767 Fifth Avenue, 47th Floor
New York, NY  10153
Attn: General Counsel

if to the Company:

XO Holdings, Inc.
13865 Sunrise Valley Drive
Herndon, Virginia 20171
Attn:  General Counsel

with an additional copy (which shall not constitute notice) to each of the members of the Special Committee and:

Dechert LLP
1775 I Street NW
Washington, DC 20006
Attn: Sander M. Bieber

and

Pillsbury Winthrop Shaw Pittman LLP
1540 Broadway
New York, NY 10036
Attn: Stephen R. Rusmisel

Section 8.3.      Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

Section 8.4.      Entire Agreement; Assignment.  This Agreement (including the Exhibits hereto) constitutes the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof.  This Agreement shall not be assigned by operation of law or otherwise without the prior written consent of each of the other parties provided, that either of the Parent Group or Merger Sub may assign this Agreement and any or all rights or obligations hereunder to any of its Affiliates; provided, further, however, that such assignment shall not relieve the Parent Group or Merger Sub, as applicable, of its obligations hereunder.

Section 8.5.      Parties in Interest.  Except (i) as provided in Section 5.3 which shall be enforceable by the current and former officers and directors and their respective successors and assigns (and as to which each of the foregoing is an express third party beneficiary), and (ii) with respect to Article II, with respect to which, from and after the Effective Time, the Minority Stockholders of the Company are expressly intended as third party beneficiaries and shall have the right to enforce the terms and conditions of the CVR against the parties hereto, the Parent Group, Merger Sub and the Company hereby agree that their respective representations, warranties and covenants set forth herein are solely for the benefit of the other party hereto, in accordance with and subject to the terms of this Agreement, and this Agreement is not intended to, and does not, confer upon any person other than the parties hereto any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein.

Section 8.6.      Governing Law.  This Agreement and all disputes between the parties under or related to this Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware (without giving effect to any conflict of laws principles that would result in the application of the laws of any other jurisdiction).

Section 8.7.      Expenses.  Except as otherwise specifically provided herein, each party shall bear its own expenses in connection with this Agreement and the transactions contemplated hereby.

Section 8.8.      Waivers and Amendments.  This Agreement may be amended, waived, modified or supplemented only by a written instrument executed by each of the parties hereto and in the case of a waiver, executed by the party hereto against whom enforcement of such waiver is sought, in each case, if by the Company, only with the approval of the Special Committee.  The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach, whether or not similar, unless such waiver specifically states that it is to be construed as a continuing waiver.

Section 8.9.      WAIVER OF JURY TRIAL.  TO THE FULLEST EXTENT PERMITTED BY LAW, THE PARTIES HERETO HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS TRANSACTION.  THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS AGREEMENT, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS.  THE PARTIES HERETO ACKNOWLEDGE THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH HAS ALREADY RELIED ON THE WAIVER IN ENTERING INTO THIS AGREEMENT AND THAT EACH WILL CONTINUE TO RELY ON THE WAIVER IN THEIR RELATED FUTURE DEALINGS.  THE PARTIES HERETO FURTHER WARRANT AND REPRESENT THAT EACH HAS REVIEWED THIS WAIVER WITH ITS, HIS OR HER, AS THE CASE MAY BE, LEGAL COUNSEL, AND THAT EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.  THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING, AND THE WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THE TRANSACTIONS CONTEMPLATED HEREBY.  IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

Section 8.10.      Headings.  The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 8.11.      Counterparts.  This Agreement may be executed and delivered (including by facsimile, “.pdf,” or other electronic transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

Section 8.12.      Specific Performance.  The parties hereby expressly recognize and acknowledge that immediate, extensive and irreparable damage would result, no adequate remedy at law would exist, and damages would be difficult to determine in the event that any provision of this Agreement is not performed in accordance with its specific terms or is otherwise breached.  Therefore, in addition to, and not in limitation of, any other remedy available to any party, a party under this Agreement shall be entitled to specific performance of the terms hereof and immediate injunctive relief, without the necessity of proving the inadequacy of money damages as a remedy and without bond or other security being required.  Such remedies, and any and all other remedies provided for in this Agreement, shall, however, be cumulative in nature and not exclusive and shall be in addition to any other remedies whatsoever which any party may otherwise have.  Each of the parties hereby acknowledges and agrees that it may be difficult to prove damages with reasonable certainty, that it may be difficult to procure suitable substitute performance, and that injunctive relief and/or specific performance will not cause an undue hardship to the parties.  Each of the parties hereby further acknowledges that the existence of any other remedy contemplated by this Agreement does not diminish the availability of specific performance of the obligations hereunder or any other injunctive relief.  Each party hereby further agrees that in the event of any action by the other party for specific performance or injunctive relief, it will not assert that a remedy at law or other remedy would be adequate or that specific performance or injunctive relief in respect of such breach or violation should not be available on the grounds that money damages are adequate or any other grounds.

Section 8.13.      Jurisdiction.  Each of the parties hereto (a) consents to submit itself to the personal jurisdiction of (i) the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (unless the Delaware Court of Chancery shall decline to accept jurisdiction over a particular matter, in which case, in any federal court located within the State of Delaware), and (ii) any state or federal court sitting in the State of New York, County of New York, including the federal district court for the Southern District of New York in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (c) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than said courts designated above, and (d) consents to service being made through the notice procedures set forth in Section 8.2.  Each of the Company, the Parent Group and Merger Sub hereby agrees that service of any process, summons, notice or document by U.S. registered mail to the respective addresses set forth in Section 8.2 shall be effective service of process for any suit or proceeding in connection with this Agreement or the transactions contemplated hereby.

Section 8.14.      Interpretation.  When reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated.  Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”  The words “hereof,” “herein,” “hereby” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.  This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted.

Section 8.15.      CVR Distribution Amount Calculations.  Since the Tax Allocation Agreement, dated July 25, 2008 (the “Tax Allocation Agreement”), between the Company and Starfire Holding Corporation, by its terms provides that no payments shall be due thereunder after immediately before the Effective Time, in calculating whether a payment is due to the holders of the CVRs pursuant to the terms of this Agreement, no amounts shall be deemed payable to the Company or from the Company as a result of the provisions of the Tax Allocation Agreement.  By way of example, attached hereto as Annex A for illustrative purposes only is an sample calculation of the CVR Distribution Amount to be made hereunder.

Section 8.16.      Certain Definitions.  Except as otherwise specified or as the context may otherwise require, the following terms shall have the respective meanings set forth below whenever used in this Agreement and shall include the singular as well as the plural:

“Adjusted Outstanding Shares” means the Outstanding Shares plus the number of shares of Common Stock into which the Convertible Preferred Stock would be converted as of the Maturity Date assuming that (A) the Convertible Preferred Stock remained outstanding through and as of the Maturity Date and (B) the liquidation preference adjustment for the Convertible Preferred Stock is pro-rated for the period of time between the immediately preceding dividend payment date (assuming the Convertible Preferred Stock remained outstanding through and as of the Maturity Date) with respect thereto and the Maturity Date.

“Affiliate” of any specified Person means any other Person which directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, such Person.

“beneficially owned” with respect to any Shares has the meaning ascribed to such term under Rule 13d-3(a) of the Exchange Act.

“Base Value” means the lesser of (i) the Maturity Date Implied Value Per Share and (ii) the Maturity Date Implied Value Per Share As Converted.

“Board of Directors” means the Board of Directors of the Company or any committee of directors lawfully exercising the relevant powers of said Board or Directors.

“Business Day” means any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings or, in the case of determining a date when any payment is due, any day on which banks are not required or authorized by law to close in New York, New York.

“Company Sale” means the occurrence of any of the following events: (i) a sale or transfer, directly or indirectly, in a single transaction or a series of related or unrelated transactions (other than (i) up to $5,000,000 in the aggregate of sales or transfers of obsolete equipment and (ii) sales or transfers to customers of the Company in the ordinary course of business consistent with the Company’s past practice in type and amount), of any assets of the Surviving Corporation and its Subsidiaries (including existing or newly issued equity interests any of the Company’s Subsidiaries) to a third party that is not the Parent Group or any of its Affiliates from which the Parent Group or its Affiliates receives aggregate proceeds in U.S. Dollars (with any non-cash proceeds to be valued at their fair market value as determined in good faith by the Parent Group as validated by an unaffiliated nationally recognized valuation firm) in excess of fifty percent (50%) of the sum of (x) $254,905,231 plus (y) the liquidation preference of the Convertible Preferred Stock as of the Effective Time plus (z) the liquidation preference of the Perpetual Preferred Stock as of the Effective Time (a “Company Asset Sale”); provided, that, the liquidation preference adjustment for the Convertible Preferred Stock and the Perpetual Preferred Stock shall be pro-rated for the period of time between the immediately preceding dividend payment date with respect thereto and the Effective Time; (ii) any “person” or “group”, other than Permitted Holders, the Parent Group or any Affiliate thereof, is or becomes the “beneficial owner”, directly or indirectly, of shares of capital stock of the Surviving Corporation, when taken together with all other such “persons” or “groups”, representing fifty percent (50%) or more of the then-outstanding capital stock of the Surviving Corporation based on either voting power or economic interest (a “Company Stock Sale”); or (iii) the Surviving Corporation consolidates with, or merges with or into, another Person (other than a Permitted Holder, the Parent Group or any Affiliate thereof) in a transaction in which  the Surviving Corporation, any of its Subsidiaries, any Permitted Holder, the Parent Group and any Affiliate thereof own in the aggregate less than  fifty percent (50%) of the then-outstanding capital stock of the entity surviving such consolidation or merger based on either voting power or economic interest (a “Company Merger”).

“control” (including the terms “controlled,” “controlled by” and “under common control with”) means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management policies of a person, whether through the ownership of stock, as trustee or executor, by contract or credit arrangement or otherwise.

“CVR Distribution Amount” means the amount, if any, by which the Base Value exceeds $1.40.

“Maturity Date Implied Value Per Share” means the amount obtained by dividing (i) (A) the Net Proceeds, less (B) the liquidation preference of the Convertible Preferred Stock and the Perpetual Preferred Stock as of the Maturity Date (assuming the Convertible Preferred Stock and the Perpetual Preferred Stock remained outstanding through and as of the Maturity Date); provided, that, the liquidation preference adjustment for the Convertible Preferred Stock and the Perpetual Preferred Stock shall be pro-rated for the period of time between the immediately preceding dividend payment date (assuming the Convertible Preferred Stock and the Perpetual Preferred Stock remained outstanding through and as of the Maturity Date) with respect thereto and the Maturity Date, less (C) the aggregate amount of any and all contributions of capital or assets (the value of such assets to be determined in good faith by the Parent Group as validated by an unaffiliated nationally recognized valuation firm) made from a member of the Parent Group or any Affiliate thereof to the Surviving Corporation (whether or not made in exchange for any capital stock or other equity thereof and including by way of a loan to the Surviving Corporation or its Subsidiaries to the extent outstanding as of the Maturity Date) after the Effective Time and prior to the Maturity Date, plus (D) the aggregate amount of dividends paid, loans (but solely to the extent outstanding as of the Maturity Date) or distributions (other than payments of principal or interest on any loans, provided, that the interest rate of such loans does not exceed what the Surviving Corporation would have been able to obtain from a unaffiliated third party) of either cash or assets (other than any Tax Assets) (the value of such assets to be determined in good faith by the Parent Group as validated by an unaffiliated nationally recognized valuation firm) made by the Surviving Corporation to any of the Parent Group or their Affiliates (other than the Company or any Subsidiary thereof) after the Effective Time and prior to the Maturity Date, in each case, excluding any dividends or distributions funded from proceeds included in the calculation of Net Proceeds under clause (ii) of the definition of Net Proceeds by (ii) the Outstanding Shares.

“Maturity Date Implied Value Per Share As Converted” means the amount obtained by dividing (i) (A) the Net Proceeds, less (B) the liquidation preference of the Perpetual Preferred Stock as of the Maturity Date (assuming the Perpetual Preferred Stock remained outstanding through and as of the Maturity Date); provided, that, the liquidation preference adjustment for the Perpetual Preferred Stock shall be pro-rated for the period of time between the immediately preceding dividend payment date (assuming the Perpetual Preferred Stock remained outstanding through and as of the Maturity Date) with respect thereto and the Maturity Date, less (C) the aggregate amount of any and all contributions of capital or assets (the value of such assets to be determined in good faith by the Parent Group as validated by an unaffiliated nationally recognized valuation firm) made from a member of the Parent Group or any Affiliate thereof to the Surviving Corporation (whether or not made in exchange for any capital stock or other equity thereof and including by way of a loan to the Surviving Corporation or its Subsidiaries to the extent outstanding as of the Maturity Date) after the Effective Time and prior to the Maturity Date, plus (D) the aggregate amount of dividends paid, loans (but solely to the extent outstanding as of the Maturity Date) or distributions (other than payments of principal or interest on any loans, provided, that the interest rate of such loans does not exceed what the Surviving Corporation would have been able to obtain from a unaffiliated third part) of either cash or assets (other than any Tax Assets) (the value of such assets to be determined in good faith by the Parent Group as validated by an unaffiliated nationally recognized valuation firm) made by the Surviving Corporation to any of the Parent Group or their Affiliates (other than the Company or any Subsidiary thereof) after the Effective Time and prior to the Maturity Date, in each case, excluding any dividends or distributions funded from proceeds included in the calculation of Net Proceeds under clause (ii) of the definition of Net Proceeds by (ii) the Adjusted Outstanding Shares.

“Indemnification Agreements” shall mean the Indemnification Agreement, dated November 1, 2004, by and among the Company, Starfire Holdings Corporation and Fredrik Gradin and Indemnification Agreement, dated November 1, 2004, by and among the Company, Starfire Holdings Corporation and Robert Knauss.

“Minority Shares” means the number of outstanding shares of Common Stock owned by the Minority Stockholders.

“Minority Stockholders” means the stockholders of the Company other than Merger Sub and its Affiliates.

“Net Proceeds” means (i) the amount in U.S. Dollars of aggregate proceeds (with any non-cash proceeds to be valued at their fair market value as determined in good faith by the Parent Group as validated by an unaffiliated nationally recognized valuation firm) received by the Surviving Corporation or any of its Affiliates in respect of any Company Sale, plus (ii) in the case of any Company Asset Sale following which no Company Stock Sale or Company Merger occurs on or prior to the Maturity Date, the fair market value (to be determined in good faith by the Board of Directors of Parent Group as validated by an unaffiliated valuation firm) of any assets (other than any Tax Assets) of the Surviving Corporation or its Subsidiaries retained by Parent Group or its Affiliates (including the Company and its Subsidiaries) at the Maturity Date (excluding any and all amounts included in clause (i) above), plus (iii) in the case of any Company Stock Sale, the fair market value (to be determined in good faith by the Board of Directors of Parent Group as validated by an unaffiliated nationally recognized valuation firm) of the shares of capital stock of the Company retained by the Parent Group or its Affiliates at the Maturity Date (without attributing any value to any Tax Assets), plus (iv) in the case of any Company Merger, the fair market value (to be determined in good faith by the Board of Directors of Parent Group as validated by an unaffiliated nationally recognized valuation firm) of the shares of capital stock of the entity surviving such consolidation or merger retained by the Parent Group or its Affiliates at the Maturity Date (without attributing any value to any Tax Assets) minus (x) the costs relating to such transactions (including, without limitation, regulatory filing fees, legal, accounting and investment banking fees, and brokerage and sales commissions), and (y) in the case of any Company Asset Sale, all liabilities of the Surviving Corporation or its Subsidiaries to unaffiliated third parties (for the avoidance of doubt, no obligations under the Convertible Preferred Stock and the Perpetual Preferred Stock shall be considered a liability for the purposes of this clause (y)) that are retained by Parent Group or any of its Affiliates following consummation of such transaction to the extent not deducted from Net Proceeds pursuant to clause (C) of the definitions of Maturity Date Implied Value Per Share and Maturity Date Implied Value Per Share As Converted, as applicable.

“Outstanding Shares ” means 182,075,165.

“Person” or “Person” means and includes an individual, a partnership, a joint venture, a corporation, a limited liability company, a trust, an association, a joint-stock company, an unincorporated organization and a government or any department or agency thereof.

“Special Committee” means the existing Special Committee of the Company’s Board of Directors, comprised of Messrs. Robert Knauss and Fredrik Gradin.

“Subsidiary” or “Subsidiaries” of the Company, the Surviving Corporation, the  Parent Group or any other person means any corporation, partnership, joint venture or other legal entity of which the Company, the Surviving Corporation, the Parent Group or such other person, as the case may be (either alone or through or together with any other Subsidiary), owns, directly or indirectly, 50% or more of the stock or other equity interests the holder of which is generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

“Tax” means all taxes of any kind, including any federal, state, local and foreign income, profits, license, severance, occupation, windfall profits, capital gains, capital stock, transfer, registration, social security (or similar), franchise, gross receipts, payroll, sales, employment, use, property, ad valorem, real property, personal property, excise, value added, stamp, alternative or add-on minimum, withholding and other taxes, together with all interest, penalties and additions imposed with respect to such taxes that are imposed by any Governmental Entity responsible for the imposition of any such tax whether disputed or not.

"Tax Assets" means any net operating losses and net operating loss carryforwards of the Company and its Subsidiaries for tax purposes and any of their other tax assets including, without limitation, items or amounts of deduction, expense, credit, and loss and carryforwards of any such items or amounts.

[Remainder of Page Left Blank Intentionally]

IN WITNESS WHEREOF, the Parent Group, Merger Sub and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

XO HOLDINGS, INC.

By:	/s/ Laura W. Thomas
Name: Laura W. Thomas
Title: Chief Financial Officer

ARNOS CORP.

By:	/s/ Keith Cozza
Name: Keith Cozza
Title: Authorized Signatory

ARNOS SUB CORP.

By:	/s/ Keith Cozza
Name: Keith Cozza
Title: President

BARBERRY CORP.

By:	/s/ Keith Cozza
Name: Keith Cozza
Title: Secretary

HIGH RIVER LIMITED PARTNERSHIP By: Hopper Investments LLC, its general partner By: Barberry Corp., its member

By:	/s/ Keith Cozza
Name: Keith Cozza
Title: Secretary

ACF INDUSTRIES HOLDING CORP.

By:	/s/ Keith Cozza
Name: Keith Cozza
Title: Vice President

XO MERGER CORP.

By:	/s/ Keith Cozza
Name: Keith Cozza
Title: Treasurer and Secretary

Annex A

CVR Distribution Amount Calculation
($ in thousands, except per share)
	Example1		Example 2
	No Conversion	As Converted	No Conversion	As Converted

Asset Sales	$700,000	$700,000	$800,000	$800,000
FMV of Remaining Assets	$600,000	$600,000	$600,000	$600,000
less: Transaction Costs	$(12,000)	$(12,000)	$(12,000)	$(12,000)
less: Surviving Company Liabilities	$(15,000)	$(15,000)	$(15,000)	$(15,000)
Net Proceeds	$1,273,000	$1,273,000	$1,373,000	$1,373,000

less: Preferred Stock @ 7/11/11	$(979,402)	$(297,371)	$(979,402)	$(297,371)
less: Accretion on preferred through 7/11/12	$(78,283)	$(29,273)	$(78,283)	$(29,273)
less: Capital Contributions	$(55,000)	$(55,000)	$(55,000)	$(55,000)
plus: Dividends Paid	$75,000	$75,000	$75,000	$75,000
Maturity Date Implied Value	$235,315	$966,356	$335,315	$1,066,356

Outstanding Shares	182,075,165	669,435,988	182,075,165	669,435,988
Maturity Date Implied Value Per Share	$1.29		$1.84
Maturity Date Implied Value Per Share as Converted		$1.44		$1.59

Base Value	$1.29		$1.59

CVR Distribution Amount Per Share	$0.00		$0.19

Assumptions and Variables

Asset Value for Company Sale			Preferred B - Convertible
Price Per Share	$1.40		Quarterly Dividend	1.750%
Share Outstanding	182,075,165
Equity Value	$254,905			Liquidation
Convertible Preferred	$682,031	@7/11/11		Value
Perpetual Preferred	$297,371	@7/11/11	12/31/2010 Balance	$657,366
Asset Value for Company Sale	$1,234,307		3/31/2011 Balance	$668,870
			6/30/2011 Balance	$680,575
			7/11/2011 Balance	$682,031

Transaction between Effective Date and Maturity Date			Annual Interest	7.186%
NOLs Used	$10,000		7/11/12 Balance	$731,041
NOLs Retained	$1,000,000		Conversion Price	$1.50
Dividends Issued	$75,000		Shares as Converted	487,360,823
Capital In	$25,000
Affilliated Borrowings Outstanding at Maturity	$30,000		Preferred C - Perpetual
Unaffilliated 3rd Party Borrowings Outstanding at Maturity	$15,000		Quarterly Dividend	2.375%
Transaction Costs	$12,000
				Liquidation
				Value
Assumes Company Sale occurs 7/11/12.			12/31/2010 Balance	$282,912
			3/31/2011 Balance	$289,631
			6/30/2011 Balance	$296,510
			7/11/2011 Balance	$297,371

			Annual Interest	9.844%
			7/11/12 Balance	$326,644

EXHIBIT A

AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
XO HOLDINGS, INC.

XO Holdings, Inc., a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the “General Corporation Law”),

DOES HEREBY CERTIFY:

FIRST:  That the name of this corporation is XO Holdings, Inc. and that this corporation was originally incorporated pursuant to the General Corporation Law on October 25, 2005.

SECOND:  That the Board of Directors duly adopted resolutions proposing to amend and restate the Certificate of Incorporation of this corporation, declaring said amendment and restatement to be advisable and in the best interests of this corporation and its stockholders, and authorizing the appropriate officers of this corporation to solicit the consent of the stockholders therefor, which resolution setting forth the proposed amendment and restatement is as follows:

RESOLVED, that the Certificate of Incorporation of this corporation be amended and restated in its entirety as follows:

1.           The name of the corporation is XO Holdings, Inc. (the “Corporation”).

2.           The address of the Corporation’s registered office is 2711 Centerville Road, Suite 400, City of Wilmington, County of New Castle, Delaware 19808, and its registered agent at such address is Corporation Service Company.

3.           The nature of the business and purposes to be conducted or promoted by the Corporation are to engage in, carry on and conduct any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

4.           The total number of shares of stock which the Corporation shall have authority to issue is One Hundred Thousand (100,000) shares which shall consist of: (i) Seventy-Five Thousand (75,000) shares of Common Stock of the par value of one cent ($0.01) per share (the“ Common Stock”) and (ii) Twenty Five Thousand (25,000) shares consisting of undesignated Preferred Stock of the par value of one cent ($0.01) per share (the “Undesignated Preferred Stock”).

(a)
The Common Stock is entitled to vote on all matters which come before the Stockholders. Each share of Common Stock shall have one (1) vote on all matters on which holders of Common Stock are entitled to vote. The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the Common Stock.

(b)	The relative powers, preferences and rights of, and the qualifications, limitations and restrictions granted to and imposed upon, the Undesignated Preferred Stock, are as follows:

Undesignated Preferred Stock may be issued from time to time as herein provided in one or more series. The designations, relative rights, preferences and limitations of the Undesignated Preferred Stock, and particularly of the shares of each series thereof, may, to the extent permitted by law, be similar to or differ from those of any other series. The Board of Directors of the Corporation is hereby expressly granted authority, subject to the provisions of this paragraph 4, to fix, from time to time before issuance thereof, the number of shares in each series and all designations, relative rights, preferences and limitations of the shares in each such series, including, but without limiting the generality of the foregoing, the following:

(i)	the designation of the series and the number of shares to constitute each series;

(ii)
the dividend rate on the shares of each series, any conditions on which and times at which dividends are payable, whether dividends shall be cumulative, and the preference or relation (if any) with respect to such dividends (including preferences over dividends on the Common Stock or any other class or classes);

(iii)
whether the series will be redeemable (at the option of the Corporation or the holders of such shares or both, or upon the happening of a specified event) and, if so, the redemption prices and the conditions and times upon which redemption may take place and whether for cash, property or rights, including securities of the Corporation or another Corporation;

(iv)	the terms and amount of any sinking, retirement or purchase fund;

(v)
the conversion or exchange rights (at the option of the Corporation or the holders of such shares or both, or upon the happening of a specified event), if any, including the conversion or exchange price and other terms of conversion or exchange;

(vi)	the voting rights (other than any voting rights that the Undesignated Preferred Stock may have as a matter of law);

(vii)	any restrictions on the issue or reissue or sale of additional Undesignated Preferred Stock;

(viii)
the rights of the holders upon voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation (including preferences over the Common Stock or any other class or classes or series of stock);

(ix)	the preemptive rights, if any, to subscribe to additional issues of stock or securities of the Corporation; and

(x)	such other special rights and privileges, if any, for the benefit of the holders of the Undesignated Preferred Stock, as shall not be inconsistent with provisions of this Certificate of Incorporation.

All shares of Undesignated Preferred Stock of the same series shall be identical in all respects, except that shares of any one series issued at different times may differ as to dates, if any, from which dividends thereon may accumulate. All shares of Undesignated Preferred Stock of all series shall be of equal rank and shall be identical in all respects except that any series may differ from any other series with respect to any one or more of the designations, relative rights, preferences and limitations described or referred to in subparagraphs (i) to (ix) inclusive above.

5.           The Board of Directors shall have the power to adopt, amend or repeal the by-laws.

6.           To the fullest extent permitted under federal law of the United States and the laws of the State of Delaware:

The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit of proceeding, whether civil, criminal, administrative or investigative by reason of the fact that he or she is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, trustee, employee or agent of or in any other capacity with another corporation, partnership joint venture, trust or other enterprise, against expenses (including attorneys’ fees and costs), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action proceeding, had reasonable cause to believe that his or her conduct was unlawful.

Expenses incurred in defending a civil or criminal action, suit or proceeding shall (in the case of any action, suit or proceeding against a director of the Corporation) or may (in the case of any action, suit or proceeding against an officer, trustee, employee or agent) be paid by the Corporation in advance of the final disposition of such action, suit or proceeding as authorized by the Board of Directors upon receipt of an undertaking by or on behalf of the indemnified person to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the Corporation as authorized in this paragraph 6.

The indemnification and other rights set forth in this paragraph 6 shall not be exclusive of any provisions with respect thereto in the bylaws or any other contract or agreement between the Corporation and any officer, director, employee or agent of the Corporation. Neither the amendment nor repeal of this paragraph 6, nor the adoption of any provision of this Certificate of Incorporation inconsistent with this paragraph 6, shall eliminate or reduce the effect of this paragraph 6, in respect of any matter occurring before such amendment, repeal or adoption of an inconsistent provision or in respect of any cause of action, suit or claim relating to any such matter which would have given rise to a right of indemnification or right to receive expenses pursuant to this paragraph 6, if such provision had not been so amended or repealed or if a provision inconsistent therewith had not been so adopted.

7.           A director shall have no liability to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for any breach of the director’s duty of loyalty to the Corporation or its stockholders, acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law by the director, conduct violating section 174 of the General Corporation Law or for any transaction from which the director will personally receive a benefit in money, property or services to which the director is not legally entitled. If the General Corporation Law is hereafter amended to authorize corporate action further eliminating or limiting the personal liability of directors then the liability of a director shall be eliminated or limited to the full extent permitted by the General Corporation Law, as so amended. Any repeal or modification of this paragraph 7 shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification for or with respect to an act or omission of such director occurring prior to such repeal or modification.

8.           The Corporation hereby elects not to be governed by Section 203 of the General Corporation Law as from time to time in effect or any successor provision thereto.

9.           The books of the Corporation may be kept (subject to any provision contained in the General Corporation Law) outside the State of Delaware at such place as may be designated from time to time by the Board of Directors or the bylaws of the Corporation.

IN WITNESS WHEREOF, the undersigned, being a duly authorized officer of the Corporation, has executed, signed and acknowledged this amended and restated certificate of incorporation on this __ day of ____, 201__.

By:___________________________ Name: Title: